     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2002



                                                      Registration No. 333-92064


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                             AMENDMENT NO. 1 TO THE


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                             VISUAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

         Florida                                                 65-0420146
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)


                              Randy S. Selman, CEO
                             Visual Data Corporation
                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Joel D. Mayersohn, Esq.
                               Adorno & Yoss, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                            (954) 763-1200 telephone
                            (954) 766-7800 telecopier

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                                                          Proposed                Proposed
                                                                 Title of each             maximum                 maximum
class of securities                      Amount to be           offering price             aggregate              Amount of
  to be registered                         registered             per security          offering price(1)      registration fee
--------------------                     ---------------       -----------------        ------------------    -----------------
Common Stock (2)(3)                        4,658,200                 $0.27                 $1,257,714                $  116
Common Stock (4)                           4,031,476                 $0.19                    765,980                    71
                                           ---------                                       ----------                ------
     Total                                 8,644,462                                       $2,015,104

Total Registration Fee                                                                                               $  187
                                                                                                                     ======




(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based on the average of the high and low sale price of the common stock as reported on the Nasdaq SmallCap Market on July 1, 2002 and August 5, 2002.


(2) For purposes of estimating the number of shares of the registrant's common stock to be included in this registration statement, the registrant included up to 1,050,000 shares of common stock issuable upon the exercise of outstanding warrants and 3,608,200 shares of its common stock presently issued and outstanding. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants and options.

(3)      Filing fee previously paid.

(4)      Filing fee paid herewith.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


Explanatory Paragraph

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this registration statement will be used as a combined prospectus in connection with this registration statement and registration statement File No. 333- 54222.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED AUGUST 8, 2002


                             VISUAL DATA CORPORATION


                        10,544,814 shares of common stock



         This prospectus relates to 10,544,814 shares of our common stock which may be offered by certain selling security holders, which includes 1,003,107 shares of our common stock issuable upon the exercise of currently outstanding warrants at exercise prices ranging from $0.40 to $16.50 per share. This prospectus also related to 4,933,507 shares of our common stock issuable upon the conversion of $1,179,000 principal amount of our 6% convertible debentures, at 115% of par, plus accrued and unpaid interest at the conversion rate of $0.288 per share.

         We will not receive any proceeds from the sale of shares of our common stock offered hereunder. The shares may be offered in transactions on the Nasdaq Stock Market, in negotiated transactions, or through a combination of such methods of distribution at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."


         Our common stock is traded on the Nasdaq Stock Market under the trading symbol "VDAT". On August 5, 2002, the last sale price for our common stock was $0.19.


         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR
INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ________________ , 2002

                                TABLE OF CONTENTS

                                                                      Page

Business.................................................................3

Risk Factors.............................................................6

Cautionary Statement about Forward-Looking Information..................13

Use of Proceeds.........................................................13

Description of Common Stock.............................................13

Selling Security Holders................................................14

Plan of Distribution....................................................18

Where You Can Find More Information.....................................20

Legal Matters...........................................................22

Experts.................................................................22


         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    BUSINESS

         We are a full service broadband media company that specializes in webcasting, networking solutions for the entertainment industry and marketing solutions for the travel industry. For the year ended September 30, 2001, we reported revenues from continuing operations of $6,908,043 and a net loss of $11,552,745, and for the year ended September 30, 2000, we reported revenues from continuing operations of $5,862,465 and a net loss of $11,401,583. For the six months ended March 31, 2002 we reported revenues from continuing operations of $4,036,795 and a net loss of $7,361,293.

         We offer our products and services through three operating groups:

         * Visual Data Network Solutions Group, which is comprised of our subsidiary Entertainment Digital Network, Inc. (EDNET), provides connectivity within the entertainment and advertising industries through its private network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet Service Providers (ISP). The Networking Solutions Group also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate our broadcast and production applications.

                  Based in San Francisco, EDNET develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industries. EDNET has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional phone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDNET provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business.

                  Our Networking Solutions Group manages an expanding global network of over 500 North American affiliates, and nearly 200 international associates, in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim. Our Networking Solutions Group, which represented approximately 57% and 71% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 44% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from the sale of equipment, installation of equipment, performance or bridging services and usage of bandwidth.

         * Visual Data Webcasting Group which provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and information distribution (Internet, broadcast TV and radio) for any business entity, and can provide point-to-point audio and video transport worldwide. Our Webcasting Group was created to provide a cost effective means for corporations to broadcast analyst conference calls live, making them available to the investing public, the media and worldwide to anyone with Internet access. We market the products through a direct sales channel, and in conjunction with our business partners. Each webcast can be archived for replay for an additional fee and the archived material can be accessed through a company's own web site. Major corporations and small businesses are hiring us to produce live webcasts and custom videos for the web to communicate corporate earnings announcements, conference calls on the web, speeches on demand, product launches, internal training, corporate video news and profiles, crisis communications, visual trade shows, and basic online multimedia fulfillment.


                  Significant to this business division is our strategic partnership with the Internet's leading press release service, PR Newswire, providing a global sales force to promote our broadband corporate services packages. Our Webcasting Group, which represented approximately 29% and 17% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 48% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues through production and distribution fees.


         * Visual Data Travel Group which produces high quality, Internet-based multi-media streaming videos such as hotel, resort, golf facility, travel destination and time-share productions designed to keep a high level of viewer interest. These concise, broadband-enabled "vignettes" generally have running times from two to four minutes. In addition to the high-end vignettes, we offer a commercial on the web which consists of a two minute narrated photo presentation of corporate properties. By incorporating the services of many of the largest travel and leisure websites, we believe we have created a unique distribution channel for travel industry businesses such as hotel chains and golf courses to significantly augment their marketing programs using highly effective multi-media applications. In March 2002 we launched our multimedia broadband travel portal, Travelago (TM) at www.travelago.com. The new Travelago portal hosts more than 22,000 video clips, including thousands of destinations, hotels, time share resorts, cruise ships, local attractions and golf courses, as well as information on local entertainment and nightlife. Video clips hosted at the Travelago portal include almost 2,000 designations, over 900 hotels, 80 cruise ships and hundreds of attractions and other venues, all of which are in multiple formats and speeds.

                  The Visual Data Travel Group, which represented approximately 9% and 7% of our revenues from continuing operations for each of the years ended September 30, 2001 and 2000, respectively, and approximately 8% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believe provides us with desirable content for syndication.

Sales and marketing

         We use a variety of marketing methods, including our internal sales force, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the fiscal years ended September 30, 2001 and 2000, respectively, revenues from our agreements with PR Newswire have represented approximately 26% and 17% of our revenues from continuing operations, and revenues from our agreements with PR Newswire represented approximately 20% of our revenues from continuing operations for the six months ended March 31, 2002. Our agreement with PR Newswire may be terminated on short notice. See Risk Factors below. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during this period.

Discontinued operations

         During the fiscal year ended September 30, 2001 we had two additional operating groups, the Visual Data Financial Solutions Group and the Visual Data Golf, Leisure and Syndication Group. The Financial Solutions Group was established in November 1999 to address the information needs of the financial sector. For the fiscal years ended September 30, 2001 and 2000 it represented less than 1% of our revenues. The Golf, Leisure and Syndication Group was formed in December 2000 with the acquisition of the Golf Society of the U.S. which is a membership business that markets to the golfing community. Its members are provided with the opportunity to acquire equipment, greens fees, trips and various other benefits at a discounted price. While the Golf, Leisure and Syndication Group represented approximately 19% of our total revenues for the fiscal year ended September 30, 2001, its operations represented approximately 23% of our net loss for fiscal 2001. In December 2001 we determined to discontinue the operations of both the Financial Solutions Group and the Golf, Leisure and Syndication Group as a result of their adverse impact on our financial condition and in keeping with our overall strategic plan. In January 2002 we sold the stock of the Golf Society of the U.S. to an unaffiliated third party in exchange for a $6.5 million convertible debenture. The revenues and net losses from Financial Solutions Group and the Golf, Leisure and Syndication Group are included under discontinued operations on our consolidated financial statements for the years ended September 30, 2001 and 2000 and the six months ended March 31, 2002.

         We have fully reserved the $6.5 million convertible debenture issued to us by Golf Society International, Inc. (GSI) as part of GSI's January 2002 acquisition of all of the outstanding capital stock in our Golf Society of the U.S. subsidiary. We determined to fully reserve the debenture, as well as filing a civil lawsuit against GSI and the President/CEO of GSI, in response to GSI's default in April 2002 on an additional obligation to us, plus other recent actions by GSI and its management.

Our executive offices

         Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES WHICH WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         We have incurred operating losses since our inception and we have an accumulated deficit of $47,084,622 at March 31, 2002. For the years ended September 30, 2001 and 2000, we incurred net losses of $11,552,745 and $11,401,583, respectively, and for the six months ended March 31, 2002 we reported a net loss of $7,361,293. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our continued liquidity and future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We will experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. As discussed below, there are no guarantees that we will be able to raise additional capital as needed, in which event our liquidity and operations will be adversely affected.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         Revenues from our products and services have been limited. We reported revenues from continuing operations of $6,908,043 and $5,862,465 for the years ended September 30, 2001 and 2000, respectively, and revenues from continuing operations of $4,036,795 for the six months ended March 31, 2002. In addition, the markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, OUR CONTINUED OPERATIONS WILL BE ADVERSELY AFFECTED AND THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

         Historically, our operations have been financed primarily through the issuance of equity and debt. Because we have a history of losses, we are dependent on our continued ability to raise additional capital through the issuance of equity or debt to fund our present operations. Our acquisition and internal growth strategy also requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Because we do not know if our revenues will grow at a pace sufficient to fund our current operations, the continuation of these operations and our future growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our current business will be adversely affected and our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.


OUR PRIMARY ASSETS SERVE AS COLLATERAL UNDER AN OUTSTANDING LOAN AGREEMENT. IF WE SHOULD DEFAULT ON THE REPAYMENT OF THIS LOAN, THE LENDER COULD FORECLOSE ON OUR ASSETS.

         On December 4, 2001 we entered into a private debt financing transaction under which the lender agreed to lend us up to $3 million. We have borrowed an aggregate of $2 million from this lender at March 31, 2002. We granted the lender a security interest in our primary assets. If we should default under the repayment provisions of the secured promissory note, the lender could seek to foreclose on our primary assets in an effort to seek repayment under the note. If our lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.


IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ LISTING THE LIQUIDITY OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY BE ADVERSELY AFFECTED.

         On May 9, 2002, we filed an application with The Nasdaq Stock Market to transfer the trading of our securities to the Nasdaq SmallCap Market from the Nasdaq National Market in response to a letter we received from Nasdaq on February 14, 2002 that granted us 90 days to comply with the $1.00 minimum bid price required to maintain listing on the Nasdaq National Market. On June 12, 2002 our application for transfer to the Nasdaq SmallCap Market was approved, and, therefore, we will be afforded a 180-calendar day Nasdaq SmallCap Market grace period with respect to Nasdaq's $1.00 minimum bid price requirement. We may also be eligible for an additional 180-calendar day grace period, provided we meet the initial listing criteria for the Nasdaq SmallCap Market. We believe that we meet the initial listing criteria for the Nasdaq SmallCap Market.


THE DEBENTURE HOLDERS HAVE ASSERTED A DEFAULT UNDER THE MODIFICATION AGREEMENT RELATED TO THE DEBENTURES. IF THE DEBENTURE HOLDERS CONVERT THE DEBENTURES, THE ISSUANCE OF SHARES OF OUR COMMON STOCK WILL BE DILUTIVE AND COULD NEGATIVELY EFFECT THE MARKET PRICE OF OUR STOCK.

         We have 6% convertible debentures in the principal amount of $1,179,000 outstanding as of the date of this prospectus. Those debentures are convertible into shares of our common stock at a conversion price of $0.288 per share. In August 2002 the debenture holders asserted a default in a modification agreement related to the debentures. We believe that if a default has occurred, the debenture holders only remedy is to convert the debentures into shares of our common stock. If the debenture holders convert the entire principal amount of outstanding debentures, together with the accrued but unpaid interest, we will issue an aggregate of 4,933,507 shares of our common stock upon this conversion. The issuance of those shares will be dilutive to our shareholders and may have a depressive effect on the market price of our common stock.

YOU MAY BE UNABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP.

         Arthur Andersen LLP was previously our independent accountant. As permitted by Rule 437a of the Securities Act of 1933, as amended, we have not filed with the registration statement of which this prospectus is a part the written consent of Arthur Andersen LLP. Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Because Arthur Andersen LLP has not consented to the inclusion of their report with respect to our audited financial statements for the fiscal years ended September 30, 2001 and September 30, 2000 included in this prospectus, you will be unable to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements or any omission to state a material fact required to be stated therein.


FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

         - the announcement or introduction of new services and products by us and our competitors;

         - our ability to upgrade and develop our systems in a timely and effective manner;

         - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

         - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

         - technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -        government regulation; and

         - general economic conditions and economic conditions specific to the Internet and e-commerce.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM. IF THESE CONTRACTS ARE TERMINATED, OUR RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

         We are dependent upon contracts and distribution agreements with our strategic partners and clients including PR Newswire Corporation. Revenue from PR Newswire represented approximately 26% and 17% of our revenue from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 20% of our revenue from continuing operations for the six months ended March 31, 2002. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. Because of the significant nature of the revenues from these contracts to our consolidated results of operations, the termination of any of these contracts could have a material adverse effect on our business operations and prospects.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of 51% of EDNET in June 1998 and the remaining 49% in July 2001, and in February 2002 we completed our acquisition of Media On Demand, Inc. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR
EXISTING STOCKHOLDERS.


         As of June 30, 2002 we had outstanding options and warrants to purchase a total of 17,409,133 shares of our common stock at prices ranging between $0.40 and $17.188 per share. We have included 1,050,000 shares of our common stock issuable upon exercise of outstanding options and warrants in this prospectus which means that when the warrant is exercised, the holder may resell the common stock received on the exercise in the public market. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS



         We will not receive any proceeds from the sales of the securities registered hereby. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.


                           DESCRIPTION OF COMMON STOCK

         We are authorized to issue 75,000,000 shares of common stock, par value $.0001. 31,435,155 shares are issued and outstanding as June 30, 2002. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

         Upon any liquidation, dissolution or winding-up, our assets, after the payment of our debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The holders of our shares of common stock are entitled to share equally in dividends if, as and when declared by our board of directors, out of funds legally available therefor, subject to the priorities accorded any class of preferred stock which may be issued. Our consolidation or merger, or a sale, transfer or lease of all or substantially all of our assets, which does not involve distribution by us of cash or other property to the holders of our shares of common stock, will not be a liquidation, dissolution or winding up of Visual Data.

                            SELLING SECURITY HOLDERS


         On December 8, 2000 we sold an aggregate of $2,040,000 principal amount of 6% convertible debentures to Halifax Fund, LP and Palladin Opportunity Fund, LLC, two unaffiliated third parties, in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) and Regulation D. In May 2001 we sold the debenture holders an additional $1,020,000 principal amount of 6% convertible debentures. Halifax Fund, LP and Palladin Opportunity Fund, LLC are affiliates as a result of common control of the entities. Each of Halifax Fund, LP and Palladin Opportunity Fund, LLC purchased the convertible debentures in the ordinary course of business, and at the time of purchase neither Halifax Fund, LP or Palladin Opportunity Fund, LLC had any agreement or understanding, directly or indirectly, with any person to distribute either the convertible debentures or the shares of our common stock into which they are convertible.


         The convertible debentures mature on December 8, 2003 and are convertible, in whole or in part, at the option of the holders into shares of our common stock at a conversion price of $0.288 per share, subject to anti-dilution adjustments.



         At our annual meeting of our stockholders held on March 30, 2001, our stockholders approved the possible issuance of common stock in excess of 19.99% of the presently issued and outstanding common stock as required by Rule 4460(i)(1)(D) of The Nasdaq Stock Market, Inc. Nasdaq Marketplace Rules. We have the right to redeem the convertible debentures for 115% of the outstanding principal balance plus accrued interest if the market price of our common stock is less than $1.50 per share for 20 consecutive trading days, subject to the conditions set forth in the convertible debentures.


         As a result of the business terms of the transaction negotiated by the parties, the convertible debentures further provide that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, can not exceed 9.9% of our total issued and outstanding common shares at any one time. The debenture holders are affiliates, and the number of shares of common stock owned by each debenture holder would be aggregated for the purposes of calculating the 9.9% limitation. The terms of the debentures also have the effect of restricting the amount of debentures which the debenture holders can convert and sell within any 61 day period. This 9.9% limitation, however, does not prevent the debenture holders from continually liquidating shares of our common stock owned by them in order to convert all of the debentures into shares of our common stock, subject to the terms of the debentures.

         In conjunction with this transaction, we issued the purchasers:

         - one year warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $4.00 per share, and

         - five year warrants to purchase an aggregate of 259,375 shares of our common stock at an exercise price of $2.053 per share.


         As a result of conversions and redemptions of the debentures to date, there are presently 6% convertible debentures outstanding in the aggregate principal amount of $1,179,000. We are permitted to redeem the remaining $1,179,000 of outstanding principal at 115% par value. As discussed earlier in this prospectus under "Risk Factors," in August 2002 the debenture holders asserted a default under a modification agreement related to the debentures. We believe that if a default has occurred, the debenture holders only remedy is to convert the debentures. If the remaining $1,179,000 principal amount of the 6% convertible debentures were converted at 115% of par, for an aggregate of $1,355,850, together with the

$65,000 in accrued but unpaid interest at the conversion rate of $0.288 per share of our common stock, we would issue the debenture holders 4,933,507 shares of our common stock. There remain available for issuance under the May 24, 2001 registration statement a total of 947,245 shares of our common stock. Therefore, the registration statement of which this prospectus is a part also registered an additional 4,031,476 shares of our common stock to provide a sufficient number of registered shares of our common stock in the event of a conversion of the debentures.

         In addition to the shares issuable upon the conversion of the debentures and the exercise of the warrants described above, we have included the following shares of our common stock in this prospectus:



         * 2,178,089 shares of our common stock issued in under a private placement we consummated in June 2002 under which we sold an aggregate of 1,778,089 shares of our common stock to 11 accredited investors in a private placement exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of Regulation D resulting in gross proceeds to us of $502,000. No general solicitation or advertising was = used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act, or the availability of an applicable exemption,


         * 818,266 shares of our common stock which we issued to nine individuals pursuant to the terms of an earlier financing. In March 2002 we sold an aggregate of 1,103,000 shares of our common stock to nine accredited investors in a private placement exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of Regulation D resulting in gross proceeds to us of $550,000. Hornblower & Weeks, Inc. acted as placement agent. Under the terms of the offering, we agreed to adjust the number of shares issued to each investor and the placement agent based upon the market price of the common stock at such time as the common stock was registered under the Securities Act. The original 1,103,000 shares sold to the investors was covered by a registration statement which was declared effective by the SEC on June 7, 2002. The 818,266 shares covered by this prospectus represents the additional shares of our common stock which we have issued these investors and the placement agent under the terms of the financing,

         * 700,000 shares, including 600,000 shares of common stock issuable upon the exercise of warrants, granted to investment banking firms as compensation for investment banking services rendered to us. The warrants are exercisable at prices ranging from $.40 to $1.25 per share,

         * 111,845 shares of our common stock which were issued in settlement of obligations of MediaOnDemand.com, Inc. at the time of our acquisition of that company, and for other obligations we have incurred,

         * 450,000 shares of our common stock issuable upon the exercise of options at an exercise price of $.50 per share issued by us as compensation to consultants and advisors who have performed services to us. Included is this amount is a warrant issued to OnStream Media Corporation to purchase 400,000 shares of our common stock. OnStream Media Corporation is a privately held company of which Visual Data is a principal shareholder. Messrs. Randy Selman and Alan Saperstein, officers and directors of Visual Data, are directors of OnStream Media,

         * 400,000 shares of our common stock which we issued pursuant to terms of an earlier financing. The preferred stock was converted under identical terms as the private placement in March 2002, discussed above. The conversion of the preferred stock resulted in the issuance of an additional 400,000 shares of common stock. The preferred stock was sold by us in December 2001 to an accredited investor in a private transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the act. We received gross proceeds of $300,000 from this transaction. Hornblower & Weeks acted as placement agent for us in this transaction and received $39,000 for their services. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares and the warrant that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption,


         * 140,000 shares of our common stock issuable upon the exercise of outstanding warrants issued in connection with our secondary public offering at exercise prices ranging from $2.563 to $16.50 per share, and

         * 553,732 shares of our common stock issuable upon the exercise of outstanding options granted to consultants and financial advisors at exercise prices ranging from $2.28 to $2.75 per share.

         This prospectus relates to periodic offers and sales of up to 10,544,814 shares of common stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. The following table sets forth:


         -        the name of each selling security holder,

         -        the number of shares owned, and

         - the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders.


                                          Number           Percentage        Shares           Shares to      Percentage
                                        of shares        owned before         to be            be owned      owned after
Name of selling security holder           owned            offering          offered        after offering    offering
-------------------------------         ---------        ------------      ---------        --------------   -----------
Ray Baldwin (1)                            60,000            *                50,000             10,000            *
Basic Investors, Inc. (2)                 500,000            1.6%            500,000                  0
         n/a
Baptist Community Services (3)            237,000            *                80,000            157,000            *
Alfred Bell                               176,678            *               176,678                  0            n/a
Arthur Dunkin                             149,823            *               149,823                  0            n/a
Cliff Friedland (4)                       402,500            1.3%            400,000              2,500            *
David Glassman (4)                        400,000            1.3%            400,000                  0            n/a
Gruntal & Co., LLC (5)                    452,413            1.4%             50,000            402,413            1.3%
Martin Hodas (6)                          520,000            1.6%            160,000            360,000            1.1%
Tim Holloway (7)                          141,063            *                40,000            101,463            *
Hornblower & Weeks, Inc. (8)              284,933            *                84,933            200,000            *
Eric Jacobs (9)                           594,822            1.9%             41,092            553,730            1.8%
Neil Jones                                469,000            1.5%            160,000            309,000            1.0%
Charles Johnson (10)                      823,333            2.6%            533,333            290,000            *


Sandra Kaszer                                 753            *                    753                    0            n/a
Gregory Kusnick                           100,000            *                100,000                    0            n/a
Kevin Lemack                               88,286            *                 88,286                    0            n/a
National Securities
   Corporation (11)                       601,166            1.9%             600,000                1,166            *
Persaud & Decker (12)                      80,000            *                 80,000               80,000            *
Richard Portnoy                           176,678            *                176,678                    0            *
Hart Rottenberg                           181,125            *                 40,000              141,125            *
Joseph Rottenberg                         188,375            *                 40,000              148,375            *
Peter Rettman                             200,000            *                200,000                    0            n/a
Gerald Ruth                               176,678            *                176,678                    0            n/a
John Ruth                                 133,269            *                133,268                    0            n/a
Barry A. Rothman (13)                      37,000            *                 20,000               17,000            *
Larry Zimble                              176,678            *                176,678                    0            n/a
Halifax Fund, LP (14)                   2,854,604            8.4%           2,696,684              157,920            *
Palladin Opportunity
  Fund, LLC(15)                         2,674,890            7.8%           2,496,198              178,692            *
Roth Capital Partners (16)                105,000            *                105,000                    0            n/a
HC Wainwright (16)                         35,000            *                 35,000                    0            n/a
Gruntal & Co. (17)                        200,000            *                200,000                    0            n/a
Krutchie Incorporated (18)                 50,000            *                 50,000                    0            n/a
J&C Resources (19)                        100,000            *                100,000                    0            n/a
Satbir Singh (19)                          50,000            *                 50,000                    0            n/a
Simone Mencaglia (19)                      50,000            *                 50,000                    0            n/a
Rolin, Inc. (20)                           75,000            *                 75,000                    0            n/a
Cardinal Securities L.L.C. (21)            28,732            *                 28,732                    0            n/a
Total                                                                       10,544,814
                                                                            ==========


*        represents less than 1%

(1) Includes shares issuable upon the exercise of options to purchase 60,000 shares of our common stock at prices ranging from $0.50 to $4.125 per share. The options were issued to Mr. Baldwin as compensation for consulting services rendered to us.

(2) Includes shares issuable upon the exercise of warrants expiring in March 2006 to purchase 400,000 shares of our common stock at exercise prices ranging from $0.40 to $1.25 per share. The warrants and the shares were issued to Basic Investors, Inc. as compensation for investment banking services.

(3) Mr. TH Holloway is the control person of Baptist Community Services, Inc. Excludes shares owned by Mr. Holloway individually.

(4) The number of shares owned before and after the offering includes 400,000 shares of common stock issuable upon the exercise of an option at an exercise price of $.50 per share. Excludes shares owned by OnStream Media Corporation. Each of Messrs. Friedland and Glassman are control persons of OnStream Media, a privately-held company of which Visual Data is principal shareholder and of which Messrs. Selman and Saperstein, officers and directors of Visual Data, are directors.

(5) The number of shares owned before and after the offering includes 301,820 shares issuable upon the exercise of warrants with exercise prices ranging from $1.625 to $2.50 per share.

(6) The number of shares owned before and after the offering includes 30,000 shares issuable upon the exercise of a warrant expiring in March 2005 at an exercise price of $1.00 per share.

(7) Excludes shares owned by Baptist Community Services, Inc. of which Mr. Holloway is a control person.

(8) The number of shares owned before and after the offering includes 200,000 shares issuable upon the exercise of options with exercise prices ranging from $1.00 to $1.75 per share.

(9) The number of shares owned before and after the offering includes 450,000 shares of our common stock issuable upon the exercise of options at exercise prices ranging from $0.75 to $2.125 per share. Mr. Jacobs is a member of our board of directors and serves as our secretary. We issued the 41,092 shares of our common stock to him as interest on loans made to us.

(10) The number of shares owned before and after the offering includes 90,000 shares issuable upon the exercise of a warrant expiring in October 2004 at an exercise price of $1.00 per share.

(11) Includes 200,000 shares issuable upon the exercise of a warrant at an exercise price of $0.71 per share. The shares and the warrant were issued as compensation for investment banking services.

(12)     Mr. Michael Decker is the control person of Persaud & Decker.

(13) The number of shares owned before and after the offering includes 17,000 shares issuable upon the exercise of an option expiring in January 2005 with an exercise price of $1.406 per share.


(14) The number of shares owned includes 157,920 shares of common stock presently issued and outstanding, 2,566,997 shares of common stock issuable upon the conversion of $739,295 principal amount of the convertible debentures together with accrued but unpaid interest at the conversion rate of $0.288 per share and 129,687 shares of common stock issuable upon the exercise of presently outstanding warrants. The debentures and warrants provide, however, that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, cannot exceed 9.9% of our total issued and outstanding common shares at any one time. Palladin Opportunity Fund, L.L.C. is an affiliate of Halifax Fund, L.P. and the common stock owned beneficially by Palladin Opportunity Fund, L.L.C. would be aggregated with the common stock owned by Halifax Fund, L.P. for the purposes of calculating this 9.9% limitation.

(15) The number of shares owned includes 178,692 shares of common stock presently issued and outstanding, 2,366,510 shares of common stock issuable upon the conversion of $681,555 principal amount of the convertible debentures together with accrued but unpaid interest at the conversion rate of $0.288 per share and 129,688 shares of common stock issuable upon the exercise of presently outstanding warrants. The debentures and warrants provide, however, that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, cannot exceed 9.9% of our total issued and outstanding common shares at any one time. Halifax Fund, L.P is an affiliate of Palladin Opportunity Fund, L.L.C. and the common stock owned beneficially by Halifax Fund, L.P. would be aggregated with the common stock owned by Palladin Opportunity Fund, L.L.C. for the purposes of calculating this 9.9% limitation.

(16) Includes shares of common stock issuable upon the exercise of a warrant expiring in August 2004 to purchase shares of our common stock at an exercise price of $16.50 per share. Roth Capital Partners acted as lead underwriter and investment banker in our 1999 public offering. HC Wainwright acted as co-lead underwriter and as investment banker in our 1999 public offering. The warrants were issued as partial compensation for the transaction.

(17) Includes shares of common stock issuable upon the exercise of a warrant expiring in August 2005 to purchase shares of our common stock at an exercise price of $2.563 per share. Gruntal & Co. has served as our investment banker since August 2000. The warrant was issued as partial compensation.

(18) Includes shares of common stock issuable upon the exercise of an option expiring in August 2002 to purchase shares of our common stock at an exercise price of $2.75 per share. The option was granted as compensation for consulting services being rendered to us.

(19) Includes shares of common stock issuable upon the exercise of an option expiring in January 2003 to purchase shares of our common stock at an exercise price of $2.28 per share. The option was granted as compensation for consulting services being rendered to us. Charles S. Johnson is the control person of J&C Resources.

(20) Includes shares of common stock issuable upon the exercise of an option expiring in October 2003 to purchase shares of our common stock at an exercise price of $2.75 per share. The option was granted as compensation for consulting services being rendered to us.

(21) Includes shares of common stock issuable upon the exercise of a warrant expiring in December 2005 to purchase shares of our common stock at an exercise price of $2.556 per share. The warrant was issued as partial compensation for advisory services being rendered to us.

         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. Each of National Securities Corporation, Gruntal & Co, LLC, Basic Investors, Inc., Hornblower & Weeks, Inc. , Roth Capital Partners, HC Wainwright and Cardinal Securities LLC are registered broker-dealers. Each of these firms received the securities as compensation for investment advisory or other financial or business related services rendered to us in the ordinary course of their business. To our knowledge none of these firms or individuals have any arrangement with any person to participate in the distribution of such securities.


         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market including the Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Visual Data and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended September 30, 2001,

         - our current reports on Form 8-K filed on February 5, 2002, February 12, 2002, March 28, 2002 and July 3, 2002,

         - our quarterly reports on Form 10-QSB for the periods ended December 31, 2001 and March 31, 2002, and

         - our proxy statement filed on March 8, 2002 for our annual meeting of shareholders held on April 11, 2002.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Visual Data Corporation
         1291 SW 29 Avenue
         Pompano Beach, Florida 33069
         954-917-6655



                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida.

                                     EXPERTS


         On July 2, 2002 we announced that we had appointed Goldstein, Lewin & Company, P.A. to replace Arthur Andersen LLP as our independent auditors. The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the years ended September 30, 2001 and September 30, 2000, together with the consolidated financial statements of MediaOnDemand.com, Inc. as of and for the years ended December 31, 2001 and December 31, 2000, have been audited by Arthur Andersen LLP, as stated in their reports dated January 1, 2002 and February 7, 2002, respectively, which are incorporated by reference herein. After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part. Accordingly, we have omitted Arthur Andersen's consent in reliance upon Rule 437a of the Securities Act. Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of acquisition that such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Since Arthur Andersen LLP has not consented to the inclusion of our consolidated financial statements into the registration statement of which this prospectus is a part, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in our consolidated financial statements or any omissions to state a material fact required to be stated therein.

                                10,544,814 Shares


                             VISUAL DATA CORPORATION

                                  Common Stock

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*


Registration Fees - Securities and Exchange Commission               $   187*
Listing of Additional Shares - The Nasdaq Stock Market                     0*
Cost of Printing                                                       4,500*
Legal Fees and Expenses                                                5,000*
Accounting Fees and Expenses                                               0*
Blue Sky Fees and Expenses                                             1,000*
Miscellaneous                                                          1,313*
                                                                     -------
         Total                                                       $12,000*
                                                                     =======


*Estimated

Item 15. Indemnification of Directors and Officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

         - violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         -        deriving an improper personal benefit from a transaction,

         -        voting for or assenting to an unlawful distribution, and

         - willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, including federal securities laws.


         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.          Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.    Description
-----------    -----------


   4.1         Specimen Common Stock Certificate(1)

   4.2         Form of Common Stock Purchase Warrant(2)

   4.2 Form of 6% Convertible Debenture in the principal amount of $1,040,000 due December 8, 2003(2)

   4.3 Form of 6% Convertible Debenture in the principal amount of $1,000,000 due December 8, 2003(2)

   4.4         Form of one year Common Stock Purchase Warrant(2)

   4.5         Form of five year Common Stock Purchase Warrant(2)

   4.6 Form of Option to Purchase Common Stock issued on August 15, 2000 to Krutchie Incorporated(4)

   4.7 Form of Option to Purchase Common Stock issued on January 2, 2001 to J&C Resources(4)

   4.8 Form of Option to Purchase Common Stock issued on January 2, 2001 to Satbir Singh(4)

   4.9 Form of Option to Purchase Common Stock issued on January 2, 2001 to Simone Mencaglia(4)

   4.10 Form of Option to Purchase Common Stock issued on October 18, 2000 to Rolin, Inc.(4)

   4.11        Form of Warrant issued to Cardinal Securities L.L.C.(4)

   5           Opinion of Adorno & Yoss, P.A.

   10.1        Purchase Agreement(2)

   10.2        Registration Rights Agreement(2)

   10.3 Letter agreement amending Purchase Agreement and Registration Rights Agreement (4)

   23.1 The registrant was unable to obtain the consent of Arthur Andersen LLP. See information under the heading "Experts."

   24.1        Power of Attorney (included on signature page)*



*        Previously filed

(1) Incorporated by reference to the registrant's registration statement on Form SB-2, registration no. 333-18819, as amended and declared effective by the SEC on July 30, 1997.

(2) Incorporated by reference to the registrant's current report on Form 8-K dated December 18, 2000.

(3) Incorporated by reference to the registrant's registration statement on Form S-1, registration no. 333-79887, as amended and declared effective by the SEC on August 9, 1999.

(4) Incorporated by reference to the registrant's registration statement on Form S-3, registration no. 333-54222, as amended and declared effective by the SEC on May 24, 2001.


Item 17. Undertakings.

         Visual Data will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 7th day of August, 2002.

                                       VISUAL DATA CORPORATION


                                       By: /s/ Randy S. Selman
                                           -------------------------------------
                                           Randy S. Selman
                                           Chairman of the Board,
                                           Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                     Title                                      Date
         ---------                                     -----                                      ----

/s/ Randy S. Selman                                  President, Chief Executive
----------------------------------------             and Chairman of the Board                August 7, 2002
Randy S. Selman


/s/ Gail Babitt                                      Chief Financial Officer and              August 7, 2002
----------------------------------------             Principal Accounting Officer
Gail Babitt


/s/ Alan Saperstein                                  Executive Vice President                 August 7, 2002
----------------------------------------             Director Alan
Alan Saperstein


/s/*                                                 Director                                 August 7, 2002
----------------------------------------
Benjamin Swirksy

/s/ *                                                Director                                 August 7, 2002
----------------------------------------
Brian K. Service


/s/                                                  Secretary and Director                   August 7, 2002
----------------------------------------
Eric Jacobs

/s/*                                                 Director                                 August 7 , 2002
-----------------------------------------
Robert T. Wussler


*/s/ Randy S. Selman
----------------------------------------
By: Randy S. Selman
Attorney-in-Fact
